Exhibit 99.2

Long Island Iced Tea Corp. Forms Strategic Advisory Board to Propel Growth Strategy

Industry Veterans Tom Cardella, John Carson and Dan Holland are First Members

Hicksville, NY (October 1, 2015) — Long Island Iced Tea Corp. (OTCBB: LTEA) (the “Company”), a growth-oriented company focused on the ready-to-drink (“RTD”) tea segment in the beverage industry, announced today that it has established a Strategic Advisory Board (SAB) of highly experienced business and industry professionals to help guide the Company’s business and market development. The advisory board is initially comprised of Tom Cardella, John Carson and Dan Holland.

Philip Thomas, CEO of the Company said, “We are in the early stages of building a business that we are confident can capitalize on some very compelling market dynamics in both the ready-to-drink tea and alcohol beverage markets. We believe the members of our newly formed Strategic Advisory Board have the track record and experience to help us achieve our objectives and accelerate our growth. We look forward to their insights and ideas as they challenge and review our go-to market strategy and tactics, provide high level introductions within the business community, and endorse our unique business model amongst customers, investors and industry influencers.”

Mr. Cardella is a 30-year veteran of the global beer industry. Mr. Cardella was most recently president and CEO of Tenth and Blake Beer Company, an independent division of Miller Coors focused on craft and import beers. The company’s brands include Blue Moon, Pilsner Urquell, Leinenkugel’s, Peroni Nastro Azzurro, Batch 19 and Colorado Native. He also served as Chairman of the Board of Directors for the Jacob Leinenkugel Brewing Company. Mr. Cardella serves on the Board of Directors for the Green Bay Packers, United Way of Greater Milwaukee and Metropolitan Milwaukee Association of Commerce.

“I am very pleased to be a member of the Advisory Board of Long Island Iced Tea and furthering my understanding of the spirits industry, having been on the beer side for most of my career,” stated Mr. Cardella. “I also love the challenge of building businesses and especially those where the teams are ready for a challenge and are highly motivated.”

John Carson is the former President, CEO and Chairman of several leading beverage companies including Tampico Beverages and Triarc Beverages. Mr. Carson led the acquisition and integration of Snapple Beverages as Chairman of Triarc Beverages (RC Cola). He is the former president of Cadbury Schweppes North America where he led the expansion of the Schweppes brand beyond mixers and into Adult Soft Drinks. John is currently chairman of Intercontinental Beverage Capital, a merchant bank focused on beverages and food.

“I joined the Advisory Board of Long Island Iced Tea because I am very impressed with progress of the Company thus far and the potential to continue to build the brand over a multitude of verticals,” stated Mr. Carson.

Dan Holland is the former CEO of XXIV Karat Wines, which was founded in 2012 and offers the first gold infused sparkling wine. He is the former president and CEO of The Rising Beverage Co (Los Angeles, CA), former vice president and general manager for Haralambos Beverage Company, and prior to that served as an adviser for First Beverage Group. Mr. Holland began his career at Mission Beverage, where he served as president for 15 years. During his tenure as President of Mission Beverage, Mr. Holland served on many distributor/supplier councils for companies including Coors Brewing Co., Heineken, Guinness, Anheuser-Busch InBev and Glaceau.

Mr. Holland stated, “I am excited to work with the Long Island Iced Tea team and particularly with Julian Davidson (senior consultant to Alcohol Development), to help to drive the business forward. The alcohol industry is facing many consumer shifts and the strategic plan of the organization can undoubtedly take advantage of those changes in unique and compelling ways.”

Long Island Iced Tea would also like to acknowledge the help and support of William Hayde, a director of Intercontinental Beverage Capital, in the formation of the Advisory Board.  Mr. Thomas added, “Mr. Hayde’s profound understanding of the beverage industry as it relates to public markets has played a vital role in our most recent company successes.”

Detailed biographies of our Advisory Board members can be found on our website (www.longislandicedtea.com).

About Long Island Iced Tea Corp.

Headquartered in Long Island, New York, Long Island Iced Tea Corp. operates in the ready-to-drink tea segment of the beverage industry. The Company has developed non-alcoholic, premium iced tea bottled beverages made with quality ingredients that are offered at an affordable price. The Company is currently organized around its flagship brand Long Island Iced Tea, a premium, ready-to-drink iced tea sold primarily on the East Coast of the United States through a network of distributors. The Company’s website is www.longislandicedtea.com.

Forward Looking Statements

This press release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of the Company’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements.

Forward-looking statements are inherently uncertain and subject to a variety of events, factors and conditions, many of which are beyond the control of the Company and not all of which are known to the Company, including, without limitation those risk factors described from time to time in the Company’s reports filed with the SEC. Among the factors that could cause actual results to differ materially are: inability to achieve projected results; inability to protect intellectual property; inability to effectively manage growth; failure to effectively integrate the operations of acquired businesses; competition; loss of key personnel; increases in costs of operations; continued compliance with government regulations; general economic conditions; lack of capital necessary to expand its operations into the alcohol segment; and the possibility that the Company determines not to enter into the alcohol segment for any reason. Most of these factors are outside the control of the Company and are difficult to predict. The information set forth herein should be read in light of such risks. The Company assumes no obligation to update the information contained in this press release except as required by law.

Contacts:

For Investors

Phil Thomas

Long Island Iced Tea Corp.

1-855-542-2832

info@longislandteas.com